Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2021 Fourth Quarter and Full Year Results

Reports 18th Consecutive Year of Positive Comp Sales Growth and Record Earnings

Declares $0.10 per Share Quarterly Cash Dividend, a 43% Increase Over Previous Quarterly Dividend

Lakewood, Colorado, November 18, 2021. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2021 and provided its outlook for fiscal 2022.

Highlights for Fourth Quarter 2021 Compared to Fourth Quarter 2020

●	Net sales increased 3.2% to $272.6 million;
●	Daily average comparable store sales increased 2.5%, and 15.7% on a two-year stacked basis;
●	Net income increased 93.3% to $7.2 million;
●	Diluted earnings per share was $0.32, up from $0.16 in the fourth quarter of fiscal 2020; and
●	Adjusted EBITDA was $17.8 million.

Highlights for Fiscal 2021 Compared to Fiscal 2020

●	Net sales increased 1.8% to $1.1 billion;
●	18th consecutive year of positive comparable store sales growth;
●	Daily average comparable store sales increased 0.7%, and 12.7% on a two-year stacked basis;
●	Net income was $20.6 million, with diluted earnings per share of $0.91, up from $0.89 in fiscal 2020; and
●	Adjusted EBITDA was $60.3 million.

“Our fiscal 2021 performance resulted in a record $1.1 billion in net sales and $0.91 of diluted earnings per share. Fiscal 2021 was our eighteenth consecutive year of positive daily average comparable store sales growth,” said Kemper Isely, Co-President. “We finished the year with a strong fourth quarter. Diluted earnings per share was up 100% to $0.32, above our expectations. Daily average comparable store sales accelerated and gross margin improved, which we leveraged across a more normalized level of operating expense compared to last year. An increase in transaction counts was slightly offset by a moderation in transaction size, however, the average basket has remained elevated as compared to the pre-pandemic level, up over 20% compared to the fourth quarter of 2019.”

Mr. Isely continued “Our commitment to our founding principles continues to drive our success, increasing engagement and loyalty across our growing customer base. We believe our carefully vetted offering of natural and organic products continues to resonate with consumers, as they have developed a stronger appreciation for the value of healthy nutrition and dietary supplements as a result of the pandemic. Looking ahead to fiscal 2022, our competitive position remains strong with a differentiated and relevant model providing the highest quality, healthy foods at Always AffordableSM Prices.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2021 Compared to Fourth Quarter Fiscal 2020

During the fourth quarter of fiscal 2021, net sales increased $8.5 million, or 3.2%, to $272.6 million, compared to the fourth quarter of fiscal 2020, as a result of a $6.7 million increase in comparable store sales and a $1.8 million increase in new store sales. Daily average comparable store sales increased 2.5% in the fourth quarter of fiscal 2021. On a two-year stacked basis, daily average comparable store sales increased 15.7%. The daily average comparable store sales increase in the fourth quarter of fiscal 2021 was comprised of a 3.4% increase in daily average transaction count partially offset by a 0.8% decrease in daily average transaction size. Fourth quarter net sales benefited from our customers’ response to COVID-19 pandemic trends, inflationary pressure on our retail prices, marketing initiatives, promotional campaigns, and increased membership in and usage of the {N}power® customer loyalty program.

Gross profit during the fourth quarter of fiscal 2021 increased 4.7%, to $75.8 million. Gross profit reflects earnings after both product and occupancy expenses. Gross margin increased to 27.8% during the fourth quarter of fiscal 2021, compared to 27.4% in the fourth quarter of fiscal 2020. The increase in gross margin was a result of improved product margin and store occupancy leverage.

Store expenses during the fourth quarter of fiscal 2021 decreased 2.4%, to $58.7 million. Store expenses as a percentage of net sales was 21.5% during the fourth quarter of fiscal 2021, down from 22.8% in the fourth quarter of fiscal 2020. The reduction in store expenses as a percentage of net sales reflects more normalized labor-related expenses compared to the prior year. Store expenses included long-lived asset impairment charges of $1.1 million in the fourth quarter of fiscal 2021 and $0.6 million in the fourth quarter of fiscal 2020.

Administrative expenses during the fourth quarter of fiscal 2021 increased 4.4% to $7.4 million. Administrative expenses as a percentage of net sales were 2.7% during the fourth quarter of fiscal 2021, consistent with the fourth quarter of fiscal 2020.

Operating income for the fourth quarter of fiscal 2021 increased 89.0% to $9.4 million, compared to $5.0 million in the fourth quarter of fiscal 2020. Operating margin during the fourth quarter of fiscal 2021 increased to 3.4%, compared to 1.9% in the fourth quarter of fiscal 2020.

Net income for the fourth quarter of fiscal 2021 was $7.2 million, or $0.32 of diluted earnings per share, compared to net income of $3.7 million, or $0.16 of diluted earnings per share for the fourth quarter of fiscal 2020.

Adjusted EBITDA was $17.8 million in the fourth quarter of fiscal 2021, compared to $13.6 million in the fourth quarter of fiscal 2020. Commencing with its financial reporting for fiscal year 2021, the Company has revised its definition of Adjusted EBITDA to exclude share-based compensation. Adjusted EBITDA for the fourth quarter of fiscal 2020, as presented in this release, has been recast to exclude share-based compensation expense to enhance the comparability of this measure between the fourth quarters of fiscal years 2020 and 2021. See the Non-GAAP financial measures section of this announcement for a reconciliation and definition of Adjusted EBITDA.

Operating Results — Fiscal 2021 Compared to Fiscal 2020

During fiscal 2021, net sales increased $18.7 million, or 1.8%, to $1.1 billion, compared to fiscal 2020, primarily driven by a $4.2 million increase in comparable store sales and a $14.5 million increase in new store sales. Daily average comparable store sales increased 0.7% in fiscal 2021. On a two-year stacked basis, daily average comparable store sales increased 12.7%. The daily average comparable store sales increase during fiscal 2021 reflected a 4.7% increase in daily average transaction size, partially offset by a 3.8% decrease in daily average transaction count. The increase in net sales is attributable to our customers’ response to the COVID-19 pandemic and related government mandates, inflationary pressure on our retail prices, marketing initiatives, promotional campaigns, and increased membership in and usage of the {N}power customer loyalty program.

Gross profit during fiscal 2021 increased 3.2% to $292.2 million. Gross profit reflects earnings after both product and occupancy expenses. Gross margin was 27.7% of sales for fiscal 2021 compared to 27.3% of sales for fiscal 2020. The increase in gross margin was primarily driven by improved product margin, and lower shrink and store occupancy expenses, both as a percentage of net sales.

Store expenses during fiscal 2021 increased 3.3% to $234.6 million. Store expenses as a percentage of net sales was 22.2% during fiscal 2021 compared to 21.9% in fiscal 2020. Store expenses as a percentage of net sales increased during fiscal 2021 due to higher labor-related expenses in the first half of the year. Store expenses included long-lived asset impairment and lease termination charges totaling $1.5 million in fiscal 2021 and long-lived asset impairment charges of $0.6 million in fiscal 2020.

Administrative expenses during fiscal 2021 increased 5.9% to $28.4 million. Administrative expenses as a percentage of net sales were 2.7% during fiscal 2021 compared to 2.6% in fiscal 2020.

Operating income increased 2.1% to $28.3 million during fiscal 2021, compared to $27.7 million in fiscal 2020. Operating margin was 2.7%, consistent with fiscal 2020.

Net income for fiscal 2021 was $20.6 million, or $0.91 of diluted earnings per share, compared to $20.0 million, or $0.89 of diluted earnings per share, for fiscal 2020.

Adjusted EBITDA was $60.3 million in fiscal 2021 compared to $60.7 million in fiscal 2020. Commencing with its financial reporting for fiscal year 2021, the Company has revised its definition of Adjusted EBITDA to exclude share-based compensation. Adjusted EBITDA for fiscal year 2020, as presented in this release, has been recast to exclude share-based compensation expense to enhance the comparability of this measure between fiscal year 2020 and fiscal year 2021. See the Non-GAAP financial measures section of this announcement for a reconciliation and definition of Adjusted EBITDA.

Balance Sheet and Cash Flow

As of September 30, 2021, the Company had $23.7 million in cash and cash equivalents, no outstanding borrowings on its $50.0 million revolving credit facility, and $23.7 million outstanding on its term loan facility.

During fiscal 2021, the Company generated $53.9 million in cash from operations and invested $27.8 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share, a 43% increase over the Company’s previous quarterly dividend. The dividend will be paid on December 15, 2021 to stockholders of record at the close of business on November 29, 2021.

Growth and Development

During the fourth quarter of fiscal 2021, the Company opened one store and relocated/remodeled two stores, ending the quarter with a total store count of 162 stores in 20 states. During fiscal 2021 the Company opened three new stores and relocated/remodeled five stores. The company had a 1.9% and 3.9% unit growth rate for the twelve-month period ended September 30, 2021 and September 30, 2020, respectively.

As of November 18, 2021, the Company has signed leases or acquired property for an additional four new stores planned to open in fiscal years 2022 and beyond.

Fiscal 2022 Outlook

The Company is introducing its fiscal 2022 outlook reflecting current trends, including the uncertain COVID-19 environment. While the Company cannot predict the duration, severity or economic impact of the COVID-19 pandemic and related government mandates, the Company expects these factors will continue to impact its operations and financial performance into fiscal 2022. The Company expects:

Fiscal 2022 Outlook
Number of new stores	4-6
Number of relocations/remodels	3-4
Daily average comparable store sales growth	0.0% to 2.0%
Diluted earnings per share	$0.75 to $0.87

Capital expenditures (in millions)	$28 to $35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 162 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the COVID-19 pandemic and government mandates, the economy, changes in the Company's industry, business strategy, goals and expectations concerning the Company's market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2021	2020	2021	2020
Net sales	$272,649	264,178	1,055,516	1,036,842
Cost of goods sold and occupancy costs	196,855	191,765	763,328	753,701
Gross profit	75,794	72,413	292,188	283,141
Store expenses	58,748	60,187	234,586	227,069
Administrative expenses	7,420	7,105	28,355	26,780
Pre-opening expenses	255	163	920	1,543
Operating income	9,371	4,958	28,327	27,749
Interest expense, net	(572)	(491)	(2,271)	(2,048)
Income before income taxes	8,799	4,467	26,056	25,701
Provision for income taxes	(1,586)	(735)	(5,475)	(5,692)
Net income	$7,213	3,732	20,581	20,009

Net income per share of common stock:
Basic	$0.32	0.17	0.91	0.89
Diluted	$0.32	0.16	0.91	0.89
Weighted average number of shares of common stock outstanding:
Basic	22,619,902	22,531,447	22,591,816	22,501,779
Diluted	22,704,008	22,662,651	22,711,003	22,577,646

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$23,678	28,534
Accounts receivable, net	8,489	8,519
Merchandise inventory	100,546	100,175
Prepaid expenses and other current assets	2,914	6,185
Total current assets	135,627	143,413
Property and equipment, net	151,399	147,929
Other assets:
Operating lease assets, net	316,388	339,239
Finance lease assets, net	39,367	40,096
Deposits and other assets	530	616
Goodwill and other intangible assets, net	11,768	10,499
Total other assets	368,053	390,450
Total assets	$655,079	681,792

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$68,949	69,163
Accrued expenses	26,589	24,995
Term loan facility, current portion	1,750	—
Operating lease obligations, current portion	33,308	32,156
Finance lease obligations, current portion	3,176	2,836
Total current liabilities	133,772	129,150
Long-term liabilities:
Term loan facility, net of current portion	21,938	—
Operating lease obligations, net of current portion	301,895	325,641
Finance lease obligations, net of current portion	39,450	39,506
Deferred income tax liabilities, net	15,293	14,429
Total long-term liabilities	378,576	379,576
Total liabilities	512,348	508,726

Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,620,417 and 22,546,765 shares issued at 2021 and 2020, respectively	23	23
Additional paid-in capital	57,289	56,752
Retained earnings	85,419	116,291
Total stockholders’ equity	142,731	173,066
Total liabilities and stockholders’ equity	$655,079	681,792

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2021	2020
Operating activities:
Net income	$20,581	20,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,633	31,193
Impairment of long-lived assets and store closing costs	1,155	612
Loss (gain) on disposal of property and equipment	209	(42)
Share-based compensation	877	1,129
Deferred income tax expense	864	3,742
Non-cash interest expense	24	12
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	30	(3,418)
Income tax receivable	3,004	2,350
Merchandise inventory	(371)	(3,996)
Prepaid expenses and other assets	(141)	(762)
Operating lease asset	31,090	30,206
(Decrease) increase in:
Operating lease liability	(32,030)	(30,569)
Accounts payable	(2,639)	10,103
Accrued expenses	1,594	5,934
Net cash provided by operating activities	53,880	66,503
Investing activities:
Acquisition of property and equipment	(26,350)	(26,752)
Acquisition of other intangibles	(1,937)	(2,832)
Proceeds from sale of property and equipment	89	—
Proceeds from property insurance settlements	443	27
Net cash used in investing activities	(27,755)	(29,557)
Financing activities:
Borrowings under revolving facility	65,900	236,100
Repayments under revolving facility	(65,900)	(241,792)
Borrowings under term loan facility	35,000	—
Repayments under term loan facility	(11,313)	—
Finance lease obligation payments	(2,823)	(2,271)
Dividends to shareholders	(51,453)	(6,301)
Loan fees paid	(52)	(25)
Payments on withholding tax for restricted stock unit vesting	(340)	(337)
Net cash used in financing activities	(30,981)	(14,626)
Net (decrease) increase in cash and cash equivalents	(4,856)	22,320
Cash and cash equivalents, beginning of year	28,534	6,214
Cash and cash equivalents, end of year	$23,678	28,534
Supplemental disclosures of cash flow information:
Cash paid for interest	$370	354
Cash paid for interest on finance lease obligations, net of capitalized interest of $194 and $102, respectively	1,782	1,690
Income taxes paid	6,747	3,305
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$4,770	2,407
Acquisition of other intangibles not yet paid	319	255
Proceeds from sale of property and equipment not yet received	—	42
Property acquired through operating lease obligations	9,216	13,204
Property acquired through finance lease obligations	3,025	11,625

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as share-based compensation, impairment charges, store closing costs and non-recurring items. The adjustments to EBITDA for the years ended September 30, 2021 and 2020 related to impairment of long-lived assets and store closing costs, and share-based compensation.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended September 30,		Year ended September 30,
	2021	2020	2021	2020
Net income	$7,213	3,732	20,581	20,009
Interest expense, net	572	491	2,271	2,048
Provision for income taxes	1,586	735	5,475	5,692
Depreciation and amortization	7,171	7,685	29,633	31,193
EBITDA	16,542	12,643	57,960	58,942
Impairment of long-lived assets and store closing costs	1,050	612	1,455	612
Share-based compensation	211	378	877	1,129
Adjusted EBITDA(1)	$17,803	13,633	60,292	60,683

(1)

Adjusted EBITDA for the fourth quarter and fiscal year 2020, as presented, have been recast to exclude share-based compensation expense to enhance the comparability of this measure between fiscal year 2020 and fiscal year 2021. See below.

EBITDA increased 30.8% to $16.5 million in the three months ended September 30, 2021 compared to $12.6 million for the three months ended September 30, 2020. EBITDA as a percentage of net sales was 6.1% and 4.8% for the three months ended September 30, 2021 and 2020, respectively. EBITDA decreased 1.7% to $58.0 million for the year ended September 30, 2021 compared to $58.9 million for the year ended September 30, 2020. EBITDA as a percentage of net sales was 5.5% and 5.7% for the years ended September 30, 2021 and 2020, respectively.

Adjusted EBITDA increased 30.6% to $17.8 million in the three months ended September 30, 2021 compared to $13.6 million for the three months ended September 30, 2020. Adjusted EBITDA as a percentage of net sales was 6.5% and 5.2% for the three months ended September 30, 2021 and 2020, respectively. Adjusted EBITDA decreased 0.6% to $60.3 million in the year ended September 30, 2021 compared to $60.7 million for the year ended September 30, 2020. Adjusted EBITDA as a percentage of net sales was 5.7% and 5.9% for the years ended September 30, 2021 and 2020, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Commencing with its financial reporting for fiscal year 2021, the Company has revised its definition of Adjusted EBITDA to exclude share-based compensation expense. The Company’s historical presentation of Adjusted EBITDA, including for fiscal year 2020, did not exclude share-based compensation expense. However, Adjusted EBITDA for fiscal year 2020, as presented in this announcement, has been recast to exclude share-based compensation expense to enhance the comparability of this measure between fiscal year 2020 and fiscal year 2021. Management believes that excluding share-based compensation expense from Adjusted EBITDA will enhance investors’ ability to assess period-to-period comparisons of the Company’s operating performance and make more meaningful comparisons between our operating performance and the operating performance of our competitors.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any impact for single lease expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation expense, impairment and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.